UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2011

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2011, Tim Hortons Inc. (the “Company”) issued a press release announcing changes to its executive management as discussed below and the commencement of an active search for a new chief executive officer (“CEO”) following an extended succession planning process undertaken in connection with the Company’s strategic plans. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

b)	Departure of President and Chief Executive Officer

Effective as of May 24, 2011, Mr. Donald B. Schroeder no longer serves as President and CEO of the Company. Mr. Schroeder currently remains a member of the Company’s Board of Directors. Notwithstanding the foregoing, the Company’s Board of Directors Governance Guidelines provide that a management director who leaves the Company and who has no further employment relationship with the Company is expected to resign from the Board.

c)	Appointment of Interim President and Chief Executive Officer

Effective as of May 24, 2011, the Board of Directors appointed Mr. Paul D. House, the Company’s current Executive Chairman and former President and CEO, to serve as the Company’s President and CEO, on an interim basis, until the Board completes its succession planning process and appoints a new President and CEO. Mr. House, aged 67, has served in senior executive positions with the Company for more than 25 years. In 1995, Mr. House was appointed President and Chief Operating Officer of the Company, and in November 2005, he assumed the title of CEO and led the current executive management team. Mr. House held this office until his transition to Executive Chairman, and Mr. Schroeder’s concurrent appointment as President and CEO, in March 2008. Since his appointment as Executive Chairman until the end of 2010, Mr. House remained an executive officer of the Company, accountable with Mr. Schroeder for the Company’s performance of financial and non-financial goals and objectives.

Information regarding any agreement that will be entered into with Mr. House regarding the compensation he will receive in his interim role as President and CEO is not available at the time of filing, but will be disclosed when it is available in an amendment to this Form 8-K.

As previously disclosed in the Company’s management proxy circular in connection with the Company’s 2011 annual and special meeting of shareholders held on May 13, 2011, a trust for the benefit of Mr. House is the sole stockholder of a corporation that purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to one of our subsidiaries. The remaining term of the lease is four years, with two five-year renewal terms. The amount of rent paid by the Company to the corporation in fiscal 2010 was $63,000, which will also be the amount of yearly rent for the remaining four additional years of the original term of the lease. In the Company’s opinion, the terms of this lease are no less favorable than it could have obtained from an unrelated third party.

Item 7.01	Regulation FD Disclosure.

On May 25, 2011, the Company announced via press release the appointment of Mr. Paul D. House as its President and CEO, on an interim basis, and the commencement of the next phase of its succession planning process pursuant to which the Board will conduct a comprehensive internal review and external search. Although the timing of the completion of the process cannot be determined with certainty, the Board’s objective is to make an appointment as soon as practical. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 Press release issued by the Company dated May 25, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: May 27, 2011	By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary